EXHIBIT 5.6

                                    Imperial
                                 Petroleum, Inc.

December 3, 2001

Mr. Illya Bond
PowerSource Corporation
3660 Wilshire Blvd]
Suite 1104
Los Angeles, CA  90010

Re:  Kentucky Assets

Dear Sir:

Attached please find a draft of an Asset Purchase Agreement for the Kentucky Assets owned by PowerSource Corporation. After continued discussions with Mr. Calvin Wallen of Tauren Exploration and based upon our own review, we are prepared to offer 200,000 shares of the restricted common stock of Imperial Petroleum, Inc. in exchange for your rights and assets in Kentucky. Inasmuch as we do not have "free-trading" shares available and considering the condition of the assets, this offer represents the best offer we are prepared to make.

Please let me know if you are, subject to review and agreement on the Asset Purchase Agreement, prepared to accept our offer. Upon signing the Asset Purchase Agreement, we can proceed to closing very rapidly.

Very Truly Yours,

\s\ Jeffrey T. Wilson
----------------------------------
Jeffrey T. Wilson
President

P.O. Box 20191                 Tel: 812-867-1433             100 N.W. 2nd Street
Evansville, IN  47708-0191     Fax: 812-867-1678      Evansville, IN  47708-1242